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Exhibit 10.26

September 4, 2009

Christopher A. Ancell
1801 California Street
Denver, CO 80202

Dear Chris:

        I am pleased to offer you a promotion to the position of Executive Vice President, Business Markets Group, reporting directly to me, effective August 26, 2009. I am confident of the value you will continue to bring to the business. The key compensation opportunities of your promotion are highlighted below.

1.
Base Salary:    Your base salary increases to $375,000 per annum.

2.
Annual Bonus Plan:    You will be eligible to participate in the annual bonus plan for 2009. Your target bonus will be 100% of your annual base pay (based upon your performance rating, if any, prorated to reflect your promotion date and other changes in accordance with the terms of the plan and adjusted for Company, business unit and individual performance).

3.
Equity Incentive Plan:    You are entitled to participate in Qwest's Equity Incentive Plan. You will receive an equity award with an approximate value of $1,500,000. Fifty five percent of the equity value will be awarded in performance shares. The performance shares will vest on September 3, 2012, as long as you remain continuously employed by Qwest over that period. Forty five percent of the equity value will be awarded in restricted stock. The restricted stock award will vest in one-third installments per year for three years beginning one year from the date of the grant, for as long as you remain in continuously employed by Qwest over that period. The grant date of the equity award will be September 4, 2009.

4.
Executive Perquisite:    Your annual executive perquisite benefit increases to $35,000 (grossed up for income tax). For 2009, you received an executive perquisite benefit of $15,000 in January and you will receive an additional executive perquisite benefit of $35,000 (grossed up for income tax). Your perquisite check will be paid to you on or before September 18, 2009.

5.
Executive Benefits:    As an Executive Vice President, you are eligible for the following:

a)
35 days of time off with pay per year

b)
Supplemental Executive Retirement Plan—This plan makes up the difference between what would be paid under the Qwest Pension Plan, without IRS limits on compensation, and what is actually paid under that plan.

c)
Supplemental Executive Disability Coverage—You are eligible to receive up to 52 weeks of short term disability benefits. This benefit pays 70% of your base pay and target bonus.

    In addition, if your employment ends as a result of a disability, you are eligible to receive a long-term disability benefit of 60% of base pay and target bonus.

        Please pay special attention to the following items, as this promotion is conditional upon your completion of each:

6.
Severance Agreement:    As a condition of this promotion, you are required to sign the attached Severance Agreements within 30 days and return one copy to Jana Venus at 1801 California Street, 23rd Floor, Denver, CO 80202. You may retain the other copy for your files.

7.
Background Check.    As a condition of this promotion, you must undergo and pass a background check at this time. Please complete and return the enclosed Request for Information and Consent and Disclosure forms within 5 business days of your receipt of this letter to Jana Venus at 1801

  California Street, 23rd Floor, Denver, CO 80202. You will not be contacted as to the results of the background check unless there is a problem.

        On behalf of the entire Qwest Senior team, let me congratulate you. We look forward to your continued strong performance and the contribution you will make to the success of Qwest.

Sincerely,

Teresa A. Taylor Executive Vice President and Chief Operating Officer

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  Exhibit 10.26